Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Indaptus Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	457	(c)	4,000,000	$1.67	$6,680,000	0.0001102	$736.14

	Total Offering Amounts						$6,680,000		$736.14

	Total Fees Previously Paid								—

	Total Fee Offsets								—

	Net Fee Due								$736.14

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, shares of common stock, par value $0.01 per share, or Common Stock, registered hereby also include an indeterminate number of shares of Common Stock, as may from time to time become issuable pursuant to the Purchase Agreement to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.
(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high ($1.70) and low ($1.64) sales prices of the registrant’s shares of common stock as reported on the Nasdaq Capital Market on December 21, 2022.